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                                                                   Exhibit 10.47

                                                                 [OPENWAVE LOGO]

April 28, 2003

Steve Peters
1400 Seaport Boulevard
Redwood City, CA 94063

Re:  Amended and Restated Employment Terms

Dear Steve:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the "Company"). This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement, (the "Change of Control Agreement") and the Confidentiality and Invention Assignment Agreement (the "Confidentiality and Invention Assignment Agreement"), each, between you and the Company and dated as of the same date of this letter. The terms set forth below are effective as of today.

Your title will be Senior Vice President and Chief Administrative and Legal Officer. You will continue to report to me and your responsibilities will include the Company's finance and legal organizations. Your monthly base salary is $22,920 per month or $275,000 on an annualized basis. In addition, based upon achievement of financial and other performance objectives by the Corporation under the Corporation's "Corporate Incentive Plan", the Company shall pay to you an annual incentive cash award based upon a target which shall be fifty percent (50%) of your base salary, with the actual annual incentive cash award determined to be below, at, or above target, based upon the Company's achievement level against the financial and performance objectives. Notwithstanding the foregoing, the Corporate Incentive Plan does not currently permit any payments unless the Company is profitable.

Subject to approval of the Compensation Committee of the Board of Directors, you will receive a restricted stock award of 200,000 shares of Company common stock (the "Restricted Stock Award"), with 100,000 of the shares vesting on April 29, 2004, and the remaining 100,000 shares vesting ratably over the next twelve (12) months on a monthly basis on the 29th of each month. All vesting shall be contingent upon your continued employment at the Company on the applicable vesting date. The Company is aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award. As we have agreed, the Company will pay you a cash bonus of $285,000 (not subject to any tax gross up) to assist you in paying the taxes applicable to the Restricted Stock Award. Should you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an "83(b) election"), the Company shall pay this entire cash bonus promptly after receiving evidence of your 83(b) election. Should you not timely make an 83(b) election, the Company shall pay the entire cash bonus on April 29, 2004, subject to your continued employment through that date. The Company shall be entitled to pay the cash bonus, or applicable portion thereof, as appropriate, to the applicable taxing authorities upon your behalf. It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard.

You also will be eligible and considered for a stock option award in connection with the Company's 2003 executive option program. In addition, you will continue to be entitled to any benefits applicable to you under the Company's Executive Severance Policy, as in effect at the applicable time. As an employee, you also will continue to be eligible to receive our standard employee benefits except for matters that this letter provides you with more valuable benefits than the Company's standard policies.

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

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In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Tim Silvera no later than five days after your receipt of this letter.

                                            Accepted by:

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Don Listwin                                 Steve Peters
President and CEO